Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 12, 2022, relating to the financial statements of Broadridge Financial Solutions Inc. and the effectiveness of Broadridge Financial Solutions Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Broadridge Financial Solutions Inc. for the year ended June 30, 2022. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

August 12, 2022